Exhibit 8.1

Law Offices
 Silver, Freedman & Taff, L.L.P.
A Limited Liability Partnership Including Professional Corporations

1700 WISCONSIN AVENUE, N.W.
TELECOPIER NUMBER	WASHINGTON, D.C. 20007	WRITER’S DIRECT DIAL #
(202) 337-5502	(202) 295-4500	(202) 295-4503
WWW.SFTLAW.COM

May 31, 2007

Board of Directors
First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
201 Wells Avenue South
Renton, Washington  98057-2131

Ladies and Gentlemen:

          You have asked our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the “Conversion and Reorganization”), more fully described below, pursuant to which, in separate steps, (a) First Savings Bank of Renton, a Washington chartered stock savings bank (“Savings Bank”), which is currently held under a two tier mutual holding company structure, will make an election to be a savings association for savings and loan holding company purposes as opposed to being a bank for bank holding company purposes, and (b) Savings Bank in holding company form will complete a second step stock conversion followed by the issuance of holding company stock pursuant to a Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of First Financial Holdings, MHC, a Washington mutual corporation (“MHC”), First Financial of Renton, Inc., a Washington stock corporation (“Mid-Tier Holding Company”) and Savings Bank on November 15, 2006, as amended on April 18, 2007.

          Currently, MHC owns all of the outstanding capital stock of Mid-Tier Holding Company, and Mid-Tier Holding Company owns all of the outstanding capital stock of Savings Bank.  In order for Savings Bank to be treated as savings association for savings and loan holding company purposes, the Office of Thrift Supervision (“OTS”) requires that each of MHC and Mid-Tier Holding Company change its form of organization from a Washington corporation to a federal corporation.  All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

          The Conversion and Reorganization will be effectuated pursuant to the Plan as follows:

1.	Savings Bank will make a written election to be a savings association for savings and loan holding company purposes.

First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
May 31, 2007

2.	MHC will change its form of organization by merging into newly formed First Financial Holdings, MHC, a federal mutual corporation (“MHC Federal”).

3.	Mid-Tier Holding Company will change its form organization by merging into newly formed First Financial of Renton, Inc., a federal stock corporation (“Mid-Tier Federal”).

4.	Savings Bank will form Holding Company as a first tier subsidiary.

5.	Holding Company will form Interim Savings Bank (“Interim Three”) as a first tier subsidiary.

6.	MHC Federal will convert to a federal interim stock savings bank (“Interim Two”).

7.

Mid-Tier Federal will convert to a federal interim stock savings bank (“Interim One”), and simultaneously merge with and into the Savings Bank (the “Mid-Tier Holding Company Merger”).  In the Mid-Tier Holding Company Merger, Interim Two (formerly MHC Federal) will receive in exchange for its shares of Interim One common stock (i.e., Mid-Tier Federal common stock), shares of common stock in Savings Bank.  All shares of Mid-Tier Federal common stock owned by Interim Two (formerly MHC Federal) will be extinguished in the Mid-Tier Holding Company Merger.

8.

Interim Two (formerly MHC Federal) will merge with and into Savings Bank (the “Mutual Holding Company Merger”).  In the Mutual Holding Company Merger, the shares of Savings Bank common stock held by Interim Two (formerly MHC Federal) will be cancelled in exchange for interests granted to Eligible Account Holders and Supplemental Account Holders in the liquidation account to be established by Savings Bank pursuant to the Plan.

9.

Interim Three will merge with and into Savings Bank (the “Savings Bank Merger”).  In the Savings Bank Merger, Interim Three common stock held by Holding Company will be converted into shares of common stock of Savings Bank, resulting in Holding Company owning 100 percent of the stock of Savings Bank.

10.	Holding Company will issue Conversion Stock in the Offerings.

Based upon and subject to the foregoing, it is our opinion for federal income tax purposes, as follows:

1.

The merger of MHC into MHC Federal to enable Savings Bank to be treated as a savings association for savings and loan holding company purposes will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code; no gain or loss will be recognized by MHC or MHC Federal by reason of the merger; and the merger will not adversely affect the tax treatment of the other transactions described below.

First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
May 31, 2007

2.

The merger of Mid-Tier Holding Company into Mid-Tier Federal to enable Savings Bank to be treated as a savings association for savings and loan holding company purposes will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code; no gain or loss will be recognized by Mid-Tier Holding Company or Mid-Tier Federal by reason of the merger; and the merger will not adversely affect the tax treatment of the other transactions described below.

3.

The conversion of MHC Federal from a federal mutual holding company to a federal interim stock savings institution will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by MHC Federal or Interim Two by reason of such conversion.

4.

The conversion of Mid-Tier Federal from a federal stock holding company to a federal interim stock savings institution will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Mid-Tier Federal or Interim One by reason of such conversion.

5.

Each of the Mid-Tier Holding Company Merger and Mutual Holding Company Merger will qualify as a “reorganization” under Section 368(a)(1)(A) of the Code; Interim One (formerly Mid-Tier Federal) or Interim Two (formerly MHC Federal), as applicable, and Savings Bank will be a party to a “reorganization” as described in Section 368(b) of the Code; and no gain or loss will be recognized by any party to the Mid-Tier Holding Company Merger or the Mutual Holding Company Merger by reason of such merger or to Eligible Account Holders or Supplemented Eligible Account Holders by virtue of the receipt by them of an interest in the liquidation account of Savings Bank.

6.

The Savings Bank Merger will qualify as a “reorganization” under 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(E) of the Code; each of Interim Three, Savings Bank and Holding Company will be a party to a “reorganization” as described in Section 368(b) of the Code; and no gain or loss will be recognized by Interim Three, Savings Bank or Holding Company by reason of such merger.

7.

No income will be recognized by Holding Company on the distribution of Subscription Rights unless the issuance of the Subscription Rights results in gain to recipients thereof.  It is more likely than not that no income will be recognized by Holding Company on the distribution of Subscription Rights.

8.

It is more likely than not that the fair market value of the Subscription Rights is zero.  Thus, it is more likely than not that no gain will be recognized by Eligible Account Holders, Supplemental Account Holders or other Members upon their receipt of Subscription Rights.  Gain, if any, realized by the aforesaid account holders and members will not exceed the fair market value of the Subscription Rights received.  If gain is recognized by account holders and members upon the distribution to them of Subscription Rights, the Holding Company could also recognize income on the distribution of Subscription Rights.  No gain will be recognized by the recipients of Subscription Rights or Holding Company upon the exercise of Subscription Rights.

First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
May 31, 2007

9.	No gain will be recognized by Holding Company upon the issuance of Conversion Stock in exchange for cash in the Offerings.

10.

The holding period for shares of Conversion Stock purchased pursuant to the exercise of Subscription Rights shall begin on the date of completion of the Offerings; and the holding period for other shares of Conversion Stock purchased in the Offerings will begin on the date of purchase.

11.

Our opinions in paragraphs 7 and 8 are based upon the conclusion that the Subscription Rights have a fair market value of zero, which is supported by the letter issued to you by RP Financial, LC. dated May 31, 2007 in connection with the Offerings.  Independent of the letter referred to in the preceding sentence, we believe that the Subscription Rights do not have any market value because they are granted without cost to recipients, are non-transferable, of short duration, and only entitle recipients to purchase Conversion Stock at the same price to be paid by the general public in the Direct Community Offering or Syndicated Community Offering.  Although the Internal Revenue Service will not issue rulings on whether the Subscription Rights have a market value, we are not aware of the Internal Revenue Service claiming or asserting in any similar transaction that subscription rights of the type described above have any market value.  Since there are no definitive judicial or administrative precedents or official Internal Revenue Service or Treasury position or guidance on this matter, our opinions in paragraphs 7 and 8 are reasoned conclusions instead of absolute conclusions.  More likely than not means that there is a greater than fifty percent likelihood that our conclusions are correct.

          We hereby consent to the filing of this opinion as an exhibit to Holding Company’s regulatory filings and applications seeking approval of the stock issuance from the OTS and to Holding Company’s Registration Statement as filed with the Securities and Exchange Commission.

Sincerely,

SILVER, FREEDMAN & TAFF, L.L.P.

BY:	/s/ Silver, Freedman & Taff, L.L.P.